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                                                               EXHIBIT 99.(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Wells Fargo Funds Trust:
The Board of Trustees of the Wells Fargo Master Trust:

We consent to the use of our reports for the Aggressive Allocation Fund, Asia Pacific Fund, Asset Allocation Fund, Balanced Fund, C & B Large Cap Value Fund, Conservative Allocation Fund, Diversified Equity Fund, Diversified Small Cap Fund, Emerging Growth Fund, Emerging Markets Equity Fund (formerly known as Emerging Markets Focus Fund), Equity Income Fund, Equity Value Fund, Growth Balanced Fund, Growth Equity Fund, Index Fund, International Core Fund, International Equity Fund, International Value Fund, Large Cap Appreciation Fund, Large Company Growth Fund, Moderate Balanced Fund, Overseas Fund, Small Company Growth Fund, Small Company Value Fund, and the Strategic Small Cap Value Fund dated November 21, 2007, incorporated herein by reference, a total of twenty-five funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our reports for the C&B Large Cap Value Portfolio, Disciplined Growth Portfolio, Emerging Growth Portfolio, Equity Income Portfolio, Equity Value Portfolio, Index Portfolio, International Core Portfolio, International Growth Portfolio, International Index Portfolio, International Value Portfolio, Large Cap Appreciation Portfolio, Large Company Growth Portfolio, Small Cap Index Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, and the Strategic Small Cap Value Portfolio, sixteen portfolios of the Wells Fargo Master Trust, dated November 21, 2007, incorporated herein by reference.


/s/ KPMG LLP

Philadelphia, Pennsylvania
January 31, 2008